UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   NICHOLAS, KENNETH R.
   #4 Waterview Place
   Richardson, Texas  75080
   USA
2. Issuer Name and Ticker or Trading Symbol
   CompuTrac, Inc.
   LLB
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   11/1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Outside Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock, par value $.0|11/3/9|M   | |5,000             |A  |$0.375     |10,000             |D     |                           |
1 per share                |8     |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Director Stock Option |$0.375  |10/7/|A   |V|3,000      |A  |10/7/|10/6/|Common Stock|3,000  |       |-0-         |D  |            |
(right to buy)        |        |98(1)|    | |           |   |98   |2005 |            |       |       |            |   |            |
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Director Stock Option |$0.375  |10/7/|A   |V|5,000      |A  |10/7/|11/12|Common Stock|5,000  |       |-0-         |D  |            |
(right to buy)        |        |98(2)|    | |           |   |98   |/98  |            |       |       |            |   |            |
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Director Stock Option |$0.375  |11/3/|M   | |5,000      |D  |10/7/|11/12|Common Stock|5,000  |       |-0-         |D  |            |
(right to buy)        |        |98(2)|    | |           |   |98   |/98  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) This stock option is exercisable in whole or in part anytime after grant and before October 6, 2005.
(2) This stock option was granted in October and exercised in November, 1998 in transactions exempt under Rule 16b-3(d) and Rule 16b-6(b), respectively.
SIGNATURE OF REPORTING PERSON
   /s/   Kenneth R. Nicholas
DATE
December 8, 1998